Exhibit 2.1

AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

This AMENDMENT NO. 1 TO ACQUISITION AGREEMENT (this “Amendment”), dated as of April 6, 2016, is entered into by and among Avalanche Biotechnologies, Inc., a Delaware corporation (“Parent”), Annapurna Therapeutics SAS, a French simplified joint stock company (the “Company”), and each of the persons listed as shareholders of the Company on the signature pages hereof (each, a “Contributor” and together, the “Contributors”). Parent, the Company and the Contributors shall collectively be referred to herein as the “Parties”. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Acquisition Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Acquisition Agreement dated as of January 29, 2016 (the “Acquisition Agreement”);

WHEREAS, the Parties now desire to amend the Acquisition Agreement as set forth herein; and

WHEREAS, pursuant to Section 10.2 of the Acquisition Agreement, the Acquisition Agreement may be amended by the Parties by authorized action at any time pursuant to an instrument in writing signed by each of Parent, the Company and each of the Contributors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Amendments to the Acquisition Agreement.

(a) The first sentence of Section 1.1 is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

The Closing. Unless this Agreement is earlier terminated pursuant to the provisions of Section 8.1, the consummation of the Transactions (the “Closing”) shall take place remotely via the exchange of documents on the later of (i) April 15, 2016 or (ii) (a) as soon as reasonably possible after all of the conditions set forth in ARTICLE 7 of this Agreement have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that the Company may delay the Closing up to five Business Days to the extent necessary to effect the drawdown of the Permitted Bridge Financing and the Convertible Debt Conversion or (b) such other time as Parent and the Company agree in writing.

(b) Section 4.3 of the Acquisition Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

Vote Required. The affirmative vote of ~~the holders of a majority of the outstanding shares~~ a majority of votes cast (excluding abstentions and broker non-votes) by the holders of Parent Common Stock at the Parent Stockholders’ Meeting at which a quorum is duly present is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Common Stock Issuance and the other Transactions (the “Required Parent Stockholder Vote”).

(c) Section 5.2(g) of the Acquisition Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

sell, assign, transfer, license, sublicense or otherwise dispose of any ~~Company~~ Intellectual Property (i) owned by Parent or (ii) that Parent has been granted the right to use (in each case other than non-exclusive licenses in the Ordinary Course of Business);

(d) Section 6.11 of the Acquisition Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

Convertible Securities. The Company shall take all action required to effect prior to the Closing Date (a) the conversion of the Permitted Bridge Financing into Company ~~Common~~ Preferred Stock (the “Convertible Debt Conversion”) and (b) the repayment in full of any other outstanding convertible indebtedness of the Company and of its Subsidiaries.

(e) The second sentence of Section 6.12 is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

Prior to the Closing, but to be effective at the Closing, the Parent Board shall (i) increase the size of the Parent Board to permit the service of ~~nine (9)~~ seven (7) directors, (ii) elect ~~four (4)~~ three (3) designees selected by the Company as set forth on Schedule B-2 (with such designees, in the aggregate, expected to satisfy the requisite independence requirements for the Parent Board, pursuant to NASDAQ’s listing standards), each to serve as a member of the Parent Board in staggered classes to be agreed upon by Company and Parent prior to the Closing Date, and (iii) appoint each of the individuals set forth on Schedule B-1 attached hereto as officers of Parent, each to serve in such position as is set forth opposite his or her name ~~and (iv) appoint each of the directors set forth on Schedule B-2 to the committees of the Parent Board set forth opposite his or her name (with such director, in the aggregate, expected to satisfy the sophistication and independence requirements for the required committees of the Parent Board pursuant to NASDAQ’s listing standards)~~.

(f) Schedule B-2 is hereby amended and replaced in its entirety by Schedule B-2 attached to this Amendment.

(g) The definition of “New Parent Shares” in Exhibit A to the Acquisition Agreement is hereby amended by inserting the bold, underlined text as follows:

“New Parent Shares” means 13,135,189 shares of Parent Common Stock; provided that, upon exercise of a Company Option by a holder thereof, the number of New Parent Shares shall be adjusted in a manner consistent with the method of calculation set forth in Schedule D hereto to take into account any additional number of newly issued shares of Parent Common Stock to be exchanged pursuant to Section 1.3(a)(ii) for Company Shares issued as a result of such exercise.

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(h) Except for the amendments expressly set forth in this Section 1, the text of the Acquisition Agreement shall remain unchanged and in full force and effect.

Section 2. Further Amendment. The Acquisition Agreement may be further amended by the Parties at any time by compliance with Section 10.2 of the Acquisition Agreement.

Section 3. Governing Law. This Amendment, all acts and transactions pursuant hereto and all obligations of the Parties shall be governed by and construed in accordance with the laws of the state of Delaware (except where mandatory provisions of law, such as “dispositions d’ordre public” under French law, or any equivalent notion under other Applicable Law, would require the application of a different Applicable Law in order to adjudicate a particular dispute) without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

Section 4. Headings. Headings of the sections of this Amendment are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

Section 5. Assignment. Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Amendment will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

Section 6. Counterparts. This Amendment may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

Section 7. Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Amendment or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Amendment is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Amendment shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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[Signature pages follow.]

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IN WITNESS WHEREOF, Parent, the Company and each of the Contributors have caused this Amendment to be executed and delivered as of the date first written above.

PARENT: AVALANCHE BIOTECHNOLOGIES, INC.

By:	/s/ Paul B. Cleveland
Name:	Paul B. Cleveland
Title:	President & Chief Executive Officer
COMPANY: ANNAPURNA THERAPEUTICS SAS

By:	/s/ Amber Salzman
Name:	Amber Salzman
Title:	President & CEO

Signature Page to Amendment No. 1 to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company and each of the Contributors have caused this Amendment to be executed and delivered as of the date first written above.

CONTRIBUTOR: VERSANT CAPITAL IV (SWITZERLAND) GMBH

By:	/s/ Thomas Woiwode
Name:	Thomas Woiwode
Title:	Managing Director

Signature Page to Amendment No. 1 to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company and each of the Contributors have caused this Amendment to be executed and delivered as of the date first written above.

CONTRIBUTOR: FPCI FONDS BIOTHÉRAPIES INNOVANTES ET MALADIES RARES By: BPIFRANCE INVESTISSEMENT SA

By:	/s/ Laurent Arthaud
Name:	Laurent Arthaud
Title:	Managing Director BPIFRANCE INVESTISSEMENT

Signature Page to Amendment No. 1 to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company and each of the Contributors have caused this Amendment to be executed and delivered as of the date first written above.

CONTRIBUTOR: INSERM TRANSFERT INITIATIVE SAS

By:	/s/ Francois Thomas
Name:	Francois Thomas
Title:	President & Managing Partner

Signature Page to Amendment No. 1 to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company and each of the Contributors have caused this Amendment to be executed and delivered as of the date first written above.

CONTRIBUTOR: AMBER SALZMAN

By:	/s/ Amber Salzman

Signature Page to Amendment No. 1 to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company and each of the Contributors have caused this Amendment to be executed and delivered as of the date first written above.

CONTRIBUTOR: RONALD CRYSTAL

By:	/s/ Ronald Crystal

Signature Page to Amendment No. 1 to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company and each of the Contributors have caused this Amendment to be executed and delivered as of the date first written above.

CONTRIBUTOR: HÉLÈNE PUCCIO

By:	/s/ Hélène Puccio

Signature Page to Amendment No. 1 to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company and each of the Contributors have caused this Amendment to be executed and delivered as of the date first written above.

CONTRIBUTOR: PATRICK AUBOURG

By:	/s/ Patrick Aubourg

Signature Page to Amendment No. 1 to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company and each of the Contributors have caused this Amendment to be executed and delivered as of the date first written above.

CONTRIBUTOR: PIERRE BOUGNERES

By:	/s/ Pierre Bougneres

Signature Page to Amendment No. 1 to Acquisition Agreement